Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

July 8, 2025

New York Mortgage Trust, Inc.

90 Park Avenue

New York, New York 10016

Re: Registration Statement on Form S-3 (File No. 333-281046)

Ladies and Gentlemen:

We have served as Maryland counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the filing of the above-referenced registration statement, and all amendments thereto (collectively, the “Registration Statement”), by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of the offering and issuance of up to $97,750,000 in aggregate principal amount of the Company’s 9.875% Senior Notes due 2030 (the “Notes”), including up to $12,750,000 in Notes issuable upon the exercise of an overallotment option.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                  The Registration Statement and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the 1933 Act;

2.                  The Prospectus Supplement, dated June 30, 2025, in the form filed with the Commission under the 1933 Act;

3.                  The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                  The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.                  Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company and a duly authorized committee thereof (a) at a meeting duly called and held or (b) in an action by unanimous consent, relating to, among other matters, (i) the authorization of the offering and issuance of the Notes and (ii) the Indenture (as defined below), certified as of the date hereof by an officer of the Company;

New York Mortgage Trust, Inc.
July 8, 2025

6.                  A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.                  A certificate executed by an officer of the Company, dated as of the date hereof;

8.                  The Indenture, dated as of January 23, 2017 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, predecessor to U.S. Bank Trust Company, National Association;

9.                  The Fourth Supplemental Indenture, dated as of July 8, 2025 (the “Fourth Supplemental Indenture, and, together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee; and

10.                Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                  All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information as to matters of fact contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

New York Mortgage Trust, Inc.
July 8, 2025

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers currently at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                  The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.                  The Company has the corporate power to enter into and perform its obligations under the Indenture. The Indenture has been duly authorized, executed and, so far as is known to us, delivered by the Company.

3.                  The issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP